Exhibit 99.1

Foamix Announces Dosing of Last Patient in Third Phase 3 Acne
Study for Minocycline Foam FMX101

Top-line Results Expected in the Third Quarter of 2018

Rehovot, Israel, and Bridgewater, NJ – May 7th, 2018 – Foamix Pharmaceuticals Ltd. (NASDAQ: FOMX), a clinical stage specialty pharmaceutical company focused on developing and commercializing proprietary topical foams to address unmet needs in dermatology, today announced that the final patient has been enrolled and dosed in its third Phase 3 study, FX2017-22, evaluating the efficacy and safety of its topical minocycline foam 4%, or FMX101.

“Completing enrollment in this third Phase 3 study marks a critical milestone in the development of FMX101 for the treatment of moderate-to-severe acne,” said David Domzalski, CEO of Foamix.  “We are very pleased by the interest shown by patients and physicians in this study and I look forward to sharing the results in the third quarter of 2018.”

About FX2017-22 Study Design
FX2017-22 is a double-blind, vehicle-controlled, multi-center study conducted in the United States that has been enrolling patients with moderate-to-severe acne.  Patients were randomized 1:1 to either FMX101 or vehicle, with once daily treatment for 12 weeks. The primary endpoints are 1) the proportion of patients achieving success at week 12 based on an Investigator’s Global Assessment (with success defined as a score of “clear” or “almost clear” and at least a 2 category improvement from baseline), and 2) the mean change from baseline in inflammatory lesion counts in each treatment group at week 12.  Safety evaluation includes reported adverse events, assessments of tolerability, clinical laboratory tests and vital signs. For more information, refer to www.clinicaltrials.gov Identifier: NCT03271021.

A total of 1,507 patients were enrolled in FX2017-22 study. If successful, the study results will further support the company’s planned new drug application (NDA) for FMX101, which is targeted for regulatory submission to the U.S. Food and Drug Administration (FDA) before year-end 2018.

About Acne
Acne is characterized by both inflammatory lesions (papules and pustules) and non-inflammatory lesions (open and closed comedones) affecting primarily the face and other areas of the body. It affects approximately 40 to 50 million people in the U.S. alone, of whom approximately 10 million have moderate-to-severe disease that significantly impacts self-esteem and quality of life. For most people, acne diminishes over time and tends to disappear or decrease, by age 25. However, some individuals, particularly women, can experience acne much later in life.

About Foamix Pharmaceuticals
Foamix is a specialty pharmaceutical company focused on the development and commercialization of proprietary, innovative and differentiated topical drugs for dermatological therapy. Our leading clinical stage product candidates are FMX101, our novel minocycline foam for the treatment of moderate-to-severe acne and FMX103, our novel minocycline foam for the treatment of rosacea. We continue to pursue research & development of our proprietary, innovative foam technologies for the treatment of various skin conditions. We currently have development and license agreements relating to our technology with various pharmaceutical companies including Bayer HealthCare and others.

Foamix uses its website (www.Foamix.com) as a channel to distribute information about Foamix and its product candidates from time to time. Foamix may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Foamix’s website in addition to following its press releases, filings with the Securities & Exchange Commission (“SEC”), public conference calls, and webcasts.

Forward Looking Statements
This release includes forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and the safe harbor provisions created by those sections. Forward-looking statements are statements that are not historical facts, such as statements regarding assumptions, expectations, forecasts, beliefs or intentions related to financial results, commercial results, timing and results of clinical trials and U.S. FDA and other regulatory agencies authorizations. Forward-looking statements are based on our current knowledge and our present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors including, but not limited to, unexpected delays in clinical trials or announcement of results, excess costs or unfavorable results of clinical trials, delays or denial in the U.S. FDA approval process, additional competition in the acne and dermatology markets, denial of reimbursement by third party payors or inability to raise additional capital, our ability to recruit and retain key employees and our ability to stay in compliance with applicable laws, rules and regulations. We discuss many of these risks in greater detail in our annual and other periodic filings with the SEC, including under the heading “Risk Factors” in our most recent annual report. Although we believe these forward-looking statements are reasonable, they speak only as of the date of this announcement and Foamix undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

Contact:	U.S. Investor Relations
Ilan Hadar, CFO & Country Manager	Michael Rice
Foamix Pharmaceuticals Ltd.	LifeSci Advisors, LLC
+972-8-9316233	646-597-6979
ilan.hadar@foamixpharma.com	mrice@lifesciadvisors.com